Exhibit (a)(4)

Colony Capital Investment Advisors, LLC

(including its affiliated investment advisors)

Proxy Voting Policy

Definitions

1.	1940 Act – The Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

2.	Advisers Act – Investment Advisers Act of 1940, as amended from time to time.

3.	Clients – Colony Capital Private Funds, RICs, and NTRs.

1.	Colony Capital – Colony Capital Investment Advisors, LLC, a registered investment adviser, together with the following affiliates of Colony Capital Investment Advisors, LLC: Colony NorthStar Advisors, LLC; Colony Realty Partners, LLC; ColInvest Italy Srl; CDCF IV Investment Advisor, LLC; Colony Industrial Investment Advisor, LLC; Colony NorthStar US, LLC; NSAM J-NRE Ltd; NSAM J-NSHC Ltd; NSAM J-NSI Ltd; NSAM J-NSII Ltd; NSAM J-NS/RXR Ltd; Colony NorthStar Bermuda, Ltd; Colony NorthStar-N Luxembourg S.à r.l.; Colony NorthStar UK, Ltd.; Healthcare Opportunity JV, LP.; CNI CCEF Advisors, LLC; CNI RECF Advisors, LLC; CNI TCEF Advisors, LLC; NSAM D-FCVP, LLC.

2.	Colony Capital Private Funds – Colony Capital’s private pooled investment vehicles and co-investment vehicles.

3.	Colony Capital Supervised Person – Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Colony Capital, or other person who provides investment advice on behalf of Colony Capital and is subject to the supervision and control of Colony Capital.

4.	NTR – Non-traded REITs managed and/or advised by Colony NorthStar.

5.	Portfolio Managers – Colony Capital Supervised Persons who manage Clients’ investments.

6.	PPM – A Private Placement Memorandum.

7.	RIC – An investment company registered under the 1940 Act, including closed-end management investment companies, and unit investment trusts.

8.	RIC Client – A RIC which is a Client of Colony Capital or an affiliate either in an advisory or sub-advisory capacity.

9.	Security – Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing; all forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds), and interests in investment clubs; foreign unit trusts and foreign mutual funds; all derivative instruments; or all shares in all exchange-traded funds.

Regulation

Rule 206(4)-6 under the Advisers Act requires every investment adviser to adopt and implement written policies and procedures, reasonably designed to ensure that Colony Capital votes proxies in the best interest of its Clients. Colony Capital votes proxies for its funds, and therefore has adopted and implemented this proxy voting policy.

Policy

Colony Capital has adopted proxy voting policies and procedures designed to ensure that proxies are properly voted and that any conflicts of interest are addressed appropriately. The general policy is to vote proxy proposals as well as any amendments, consents or resolutions relating to client Securities (collectively, “proxies”), in a manner that serves the best interests of client accounts, as determined by Colony Capital in its discretion, taking into account various factors, including, without limitation, the impact on the value of the Securities. These Policies and Procedures are summarized in Colony Capital’s ADV Part 2A, Item 17. Clients may request a copy of Colony Capital’s proxy voting policies and procedures and the proxy voting record relating to their account by contacting Colony Capital.

Colony Capital is rarely requested to vote the proxies of traditional operating companies on behalf of its Clients. However, Colony Capital’s managed companies may invest in limited partnership or similar equity interests (“LP Interests”) in real estate private equity funds (“PE Funds”) and from time to time be requested to vote on or consent to certain matters in connection with their LP Interests.

Portfolio managers and/or investment management teams should be aware of any proxy that requires a vote, consent or election. Portfolio managers and/or the investment management teams shall determine the appropriate manner in which such proxy shall be voted. In some instances, it may be appropriate to abstain from voting (e.g., if the cost of a vote outweigh the benefits). In all cases, the portfolio and/or the investment management teams shall maintain documentation of how each proxy was voted and provide such documentation to the CCO or designee periodically.

Proxy Voting for RIC Clients may be delegated to a sub-adviser. Colony Capital will receive at least annual reporting of proxies voted by the RIC Client’s sub-advisers in order to oversee their services under the sub-advisory agreement as well as to facilitate the filing of Form N-PX by the RIC Client, as necessary. Proxy voting policies will also be disclosed as required in registration statements and disclosure documents. Additionally, sub-advisers will have their own proxy voting policies and procedures. Colony Capital will monitor each sub-adviser’s compliance with their proxy voting policies and procedures.

Recordkeeping

•	Colony Capital often votes proxies through the website www.proxyvote.com. Whenever this happens, the person voting will save a screenshot to maintain a record of how the proxy was voted
•	In the event a proxy is voted in a different manner, Colony Capital will ensure that it maintains a record of the vote
•	Any request, whether written (including e-mail) or oral, received by any member of the Colony Capital investment team, must be promptly reported to a Portfolio Manager. All written requests must be retained in the permanent file.
•	Such Portfolio Manager will record the identity of the Investor, the date of the request, and the action taken as a result of the request, in a suitable place.
•	In order to facilitate the management of proxy voting record keeping process, and to facilitate dissemination of such proxy voting records to Investors, such Portfolio Manager may distribute to any Investor requesting proxy voting information the complete proxy voting record of Colony Capital for the period requested. Reports containing proxy information of only those issuers held by a certain Client will not be created or distributed.
•	Any report disseminated to an Investor(s) will contain the following legend:
“This report contains the full proxy voting record of [insert Client’s name]. If securities of a particular issuer were held in the fund’s account on the date of the shareholder meeting indicated, the proxy was exercised as indicated.”
•	Furnish the information requested, free of charge, to the Investor within a reasonable time period (within 10 business days). Maintain a copy of the written record provided in response to Investor’s written (including e-mail) or oral request. A copy of the written response should be attached and maintained with the Investor’s written request, if applicable and maintained in the permanent file.
•	Clients are permitted to request the proxy voting record for the 5-year period prior to their request.

Disclosure

Colony Capital will ensure that Part 2A of Form ADV, the Colony Capital Private Funds’ PPM, and/or registered investment company/business development company offering documents are updated as necessary to reflect: (i) all material changes to its proxy voting policies and procedures; and (ii) information about how Investors may obtain information on how Colony Capital voted proxies.

Clients can contact the CCO or designee to obtain a copy of these policies and procedures and information about how Colony Capital voted with respect to the Client’s Securities. Any request for information about proxy voting or class actions should be forwarded to the CCO or designee, who will ensure that Colony Capital responds to any such requests.

Proxy Solicitation

As a matter of practice, it is Colony Capital’s policy to not reveal or disclose to any Investor how Colony Capital may have voted (or intends to vote) on a particular proxy until after such proxies have been counted at a shareholder’s meeting. Colony Capital will never disclose such information to nonaffiliated third parties prior to voting.

A Portfolio Manager and CCO or designee are to be promptly informed of the receipt of any solicitation from any person to vote proxies on behalf of Clients. At no time may any member of the Colony Capital investment team accept any remuneration in the solicitation of proxies. A Portfolio Manager shall handle or be consulted on all responses to such solicitations.